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Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alaska Airlines, Inc.:

      We consent to the incorporation by reference in the Registration Statements (Nos. 33-52265, 333-04835, and 333-64998) on Form S-3 of Alaska
Airlines, Inc. of our report dated February 22, 2005, with respect to the balance sheet of Alaska Airlines, Inc. as of December 31, 2004, and the related statements of operations, shareholder's equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Alaska Airlines, Inc.

KPMG LLP

Seattle, Washington
February 22, 2005